Exhibit 10.11

                                    AGREEMENT

      THIS AGREEMENT ("Agreement") is entered into and is effective as of March 30, 2007, by and between GALES INDUSTRIES INCORPORATED ("Company"), a Delaware corporation, and JAMES A. BROWN, an individual resident in the State of Florida ("Mr. Brown").

                                    PREAMBLE

      WHEREAS, Mr. Brown has been elected to serve as Chairman of the Board ("Chairman") by the Board of Directors of the Company (the "Board") and the other Board wish to encourage his efforts on behalf of the Company by providing the compensation set forth herein; and

      WHEREAS, Mr. Brown is willing to serve in the capacity of Chairman, subject to the following terms and conditions.

                                  THE AGREEMENT

      NOW, THEREFORE, in consideration of the mutual promises and agreements hereby exchanged, the Company and Mr. Brown (collectively the "Parties"), hereby agree as follows:

1. Term; Obligations to the Company.

      a. Mr. Brown commenced serving as Chairman on March 16, 2007 (the "Effective Date"), and will serve as Chairman until the earlier of the date (i) that Mr. Brown ceases to be a director of the Company, (ii) that his successor as Chairman is elected by the Board and accepts the responsibility to serve as Chairman as provided in the Company's bylaws in effect as of such date, (iii) of his resignation as Chairman, (iv) of his removal as provided in this Agreement, or (v) of his death or Disability (defined below) (the "Term"). Mr. Brown's resignation of or removal from the office of Chairman as provided in this section shall not, of itself, alter or affect his status as a member of the Board. Further, the term of this Agreement need not necessarily correspond with the term of Mr. Brown's service as Chairman.

      b. Mr. Brown shall have such authority, responsibilities, and duties as are normally associated with the chairman of a company similar to the Company, together with such other duties which are, in good faith, delegated by the bylaws of the Company or are assigned to him by majority vote of the members of the Board. Mr. Brown agrees to use his reasonable business judgment to loyally and conscientiously perform all of the duties and obligations required of and from him pursuant to the express and implicit terms of this Agreement. Mr. Brown shall report to the Board and to such Committee as may be designated from time to time for such purpose by the Board. Nothing in this Agreement will prevent Mr. Brown (1) from serving as an employee, officer or director of any other company, provided that such performance is consistent with Mr. Brown's duty of loyalty to the Company, (2) from serving on voluntary, community service committees and boards, and (3) from owning shares valued at less than $250,000 representing less than 5% of the outstanding equity securities of a competitive company whose stock is listed on a national stock exchange or the NASDAQ National Market. Mr. Brown will comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during the Term.


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

      c. Conflicts. Mr. Brown represents that his performance of all the terms of this Agreement will not conflict with or breach any other agreement to which he is a party or may be bound. Mr. Brown has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Mr. Brown represents and warrants that he is not bound by any agreements which prohibit or restrict him from: (a) competing with, or in any way participating in a business that competes with, any former employer or business of any former employer to the extent that Mr. Brown's performance of his duties under this Agreement would be deemed to constitute such competition; (b) soliciting personnel of a former employer or business to leave such former employer's employment or to leave such business; or (c) soliciting customers, suppliers, financing sources or other entities having a substantial relationship with a former employer or business.

2. Fees. For the duties and services to be performed by him under this Agreement, the Company shall pay to Mr. Brown, and Mr. Brown agrees to accept, the compensation described below in this Section 2.

      a. Fees. Commencing as of the Effective Date, Mr. Brown will be paid a director's fee at the rate of $175,000.00 per year (the "Fee"). The Fee shall be payable no less frequently than monthly. The Fee shall be reviewed by the Board or an appropriate committee thereof no less often than annually. The review shall take into account the projected and historical scope of Mr. Brown's responsibility as Chairman, the time devoted to his responsibilities as Chairman, and such other matters as the Board may consider relevant. If the Fee is adjusted, such adjusted amount shall thereafter become the "Fee" for the purposes of this Agreement.

      b. Bonus. In addition to the Fee, promptly after the date hereof Mr. Brown will be paid $15,000. In addition, Mr. Brown may receive an annual bonus in cash or stock at the sole discretion of the Board of Directors or an appropriate committee thereof.

      c. Limitation on Other Fees. During such period that Mr. Brown is receiving the Fee, he shall continue to receive the "per meeting" fees paid to other Board members, but shall not receive such annual retainer, committee fees and chairmanship fees as may be paid to other Board members.

      d. Equity Component. In addition to the Fee, Mr. Brown shall receive Two Hundred Thousand (200,000) shares of the Company's common stock pursuant to the form of restricted stock agreement attached to this Agreement as Exhibit A.


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

3. Expenses. Mr. Brown shall be reimbursed by the Company for reasonable expenses incurred by him in furtherance of his performance of duties hereunder, provided that such expenses are substantiated in accordance with Company policies.

4. Office. In connection with the performance of his responsibilities and duties, the Company will supply Mr. Brown with services, staff and facilities reasonably appropriate to carry out such responsibilities and duties as his position from time to time requires, including, but not limited to, adequate computing and mobile communication devices and support. The Company, will, on an annual basis during the Term, provide one new laptop computer system of Mr. Brown's choosing for his use.

5. Fringe and Medical Benefits. Mr. Brown will be eligible to participate in any of the Company's medical, dental and other benefit programs as are available to independent members of the Board.

6. Term.

      a. Term. The term of this Agreement shall commence as of the date hereof and shall terminate on December 31, 2007, provided if Mr. Brown's tenure as Chairman shall end earlier, this Agreement shall terminate on the date he ceases to serve as Chairman.

      b. Termination by Reason of Death or Disability.

            1. In the event that Mr. Brown's tenure as Chairman with the Company terminates as a result of his death or Disability (as defined below), he or his estate or representative will receive all fees accrued as of the date of Mr. Brown's death or Disability and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law.

            2. Definition of Disability. For purposes of this Agreement, "Disability" shall mean that Mr. Brown, in the reasonable determination of the Board, has been unable to perform his duties hereunder as the result of his incapacity due to physical or mental illness, incapacity or disability and such inability continues for at least 90 consecutive calendar days or 120 calendar days during any consecutive twelve-month period; provided, that any days of disability separated by ten (10) or fewer days shall be considered continuous. During any period when Mr. Brown implicitly or explicitly purports to be unable to perform his duties hereunder by reason of physical or mental illness, incapacity or disability, Mr. Brown, at the request of the Company, shall submit to one or more examinations by a physician of the Company's choice acceptable to Mr. Brown (with such agreement on acceptability not to be unreasonably withheld).


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

      c. Termination in General. Upon the termination of Mr. Brown's status as Chairman, the Company shall pay to Mr. Brown all of his Fees accrued as of the date of termination and such expense reimbursements as are due as of such date.

      d. Continuation of Health Benefits. To the extent that health insurance benefits are provided under Section 5, if Mr. Brown's tenure as Chairman shall terminate for reasons other than voluntary resignation by him not requested by the Board, such benefits shall continue with the same coverage provided to Mr. Brown prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination at the Company's cost during the six-month period following the date of termination.

7. Governing Law; Mediation & Arbitration. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without regard to choice-of-law principles, as if made and to be performed solely in New York.

8. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

           If to Mr. Brown, to:      6162 Via Venetia North
                                     Delray Beach, FL 33484-6438

                with a copy to:      Greenberg Traurig, P.A.
                                     777 S. Flagler Drive, Suite 300-East Tower
                                     West Palm Beach, Florida 33401
                                     Attn: Morris C. Brown, Esq.

         If to the Company, to:      Gales Industries Incorporated
                                     1479 Clinton Avenue
                                     Bay Shore, New York 11706
                                     Attn: President

                with a copy to:      Eaton & Van Winkle
                                     3 Park Avenue
                                     New York, New York 10016
                                     Attn: Vincent J. McGill, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest written direction from such party.


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

9. Indemnification. The Company shall indemnify Mr. Brown, as a director of the Company, to the maximum extent permitted under applicable law against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by Mr. Brown in connection with the defense or disposition of any civil, criminal, administrative or investigative action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while an officer or director of the Company. Expenses (including attorney's fees) incurred by Mr. Brown in defending any such action, suit or other proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of him to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company. The right of indemnification provided herein shall not be exclusive of or affect any other rights to which Mr. Brown may be entitled. The provisions hereof shall survive expiration or termination of this Agreement for any reason whatsoever. In the event of any conflict between the provisions hereof and the indemnification provisions contained in the Company's articles of incorporation or bylaws, or in any agreement between the Company and Mr. Brown, the terms of such articles, bylaws or agreement shall govern.

10. Entire Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings, including any and all prior employment agreements between Mr. Brown and the Company, with respect to the subject matter hereof.

11. Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13. Amendments. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the Party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

14. Severability. If any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision or portion of such provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.


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

      The Parties, by signing below, agree to the terms and conditions set forth in this Agreement.

                                              GALES INDUSTRIES INCORPORATED

                                              By: /s/ Peter D. Rettaliata
                                                  ------------------------------
                                                  President

                                              Date: 3/30/2007
                                                    ----------------------------


                                              JAMES. BROWN

                                              /s/ James A. Brown
                                              ----------------------------------
                                              James A. Brown

                                              Date: 3/30/2007
                                                    ----------------------------


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